LPL Financial

LPL FINANCIAL
ATTN: ALTERNATIVE INVESTMENTS
1055 LPL WAY
FORT MILL, SC 29715

FS ENERGY & POWER FUND

Information enclosed regarding your investment

E85753-MULTI

November 26, 2019

Dear Account Holder(s):

We are required to forward you the enclosed information regarding the security shown above in which you are a holder. If you have any questions pertaining to this notice, please contact your Financial Advisor.

FS ENERGY & POWER FUND
THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.
IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME,
KINDLY DISREGARD THIS NOTICE.

No action is required of you at this time. We have sent this letter to you only to announce the quarterly repurchase offer (the ''Offer'') by FS Energy & Power Fund (the ''Company''). The purpose of this Offer is to provide liquidity to holders of the Company's common shares of beneficial interest (''Shares''), for which there is otherwise no public market, by offering to repurchase some or all of their Shares at a price equal to the price at which Shares are issued pursuant to the Company's distribution reinvestment plan on December 31, 2019 (the ''Purchase Price''). The Purchase Price (and the price at which Shares will be issued pursuant to the Company's distribution reinvestment plan) will be determined by the Company's board of trustees (the ''Board'') or a committee thereof, in its sole discretion, and will be (i) not less than the net asset value per Share (the ''NAV Per Share'') of the Company's Shares (as determined in good faith by the Board or a committee thereof, in its sole discretion) immediately prior to December 31, 2019 and (ii) not more than 2.5% greater than the NAV Per Share as of such date. The most recent price at which Shares were issued pursuant to the Company's distribution reinvestment plan on October 31, 2019 was $5.75 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer period will begin on or before December 4, 2019 and end at 4:00 P.M., Eastern Time, on January 6, 2020. Subject to the limitations contained in the Offer to Purchase, which is available at www.shareholder.broadridge.com/FSInvestments or by mail as noted below, all properly completed and duly executed letters of transmittal received by the Company will be processed on or about January 8, 2020.

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES PURSUANT TO THE OFFER, PLEASE DISREGARD THIS NOTICE. The Company will contact you again next quarter and each quarter thereafter to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding Shares. If you would like to tender a portion or all of your Shares for repurchase at the Purchase Price, please follow the instructions below. Please see the Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that the Company is only offering to repurchase up to the lesser of (i) 10,974,088 Shares (which number represents 2.5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2018), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the expiration of the Offer (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on the expiration of the Offer.

All requests to tender Shares must be received in good order by the Company by 4:00 P.M., Eastern Time, on January 6, 2020.

TO INITIATE A TENDER REQUEST:
Visit www.shareholder.broadridge.com/FS to enter the tender control number noted above along with the PIN (last four digits of the primary owner's social security number or tax ID). Once one selects the number of shares and clicks the Finalize button, one will be directed to "Print, Sign and Mail" the Letter of Transmittal. Please complete the LPL AI-10 Form and submit both the Letter of Transmittal and LPL AI-10 forms to LPL for review and processing.

Please use this mailing address when submitting forms to LPL: LPL Financial, Attn: Alternative Investments, 1055 LPL Way, Fort Mill, SC 29715.

Please see additional instructions on the other side. If you have any questions, please call your Financial Advisor.

Sincerely,
Michael C. Forman
Chief Executive Officer
FS Energy & Power Fund

E85754-MULTI

Frequently Asked Questions

- **How do I tender my shares?**

Please visit www.shareholder.broadridge.com/FS and log in using the tender control number located on the front page of this notice and the PIN (last four digits of the primary owner's social security number or tax ID). Please follow the prompts at the top of the page to access the Tender forms.

If you need further assistance, please access the link to the Investor Tender Guide located at www.shareholder.broadridge.com/FS. This guide contains step-by-step instructions for completing forms.

- **Do I have the option to mail in my Tender forms?**

Yes, the Tender forms may be submitted by mail.

Please mail the completed Tender form, along with the LPL AI-10 forms to LPL for review and processing to the following address:

LPL Financial
Attn: Alternative Investments
1055 LPL Way
Fort Mill, SC 29715

Please ensure all pages are visible and included when mailing forms. Please also ensure the form is signed and dated in section D.

- **What needs to be done if I do not wish to tender my shares at this time?**

If you do not wish to tender your shares at this time, no action is required; please disregard this notice.

- **When will the Offer expire?**

The Offer will expire at 4:00 P.M., Eastern Time, on January 6, 2020, unless extended.